Exhibit 99.1

NEWS RELEASE
For Immediate Release: Monday, December 28, 2009	Contact: Howard Root, CEO
James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS WINS APPEAL AFFIRMING $2.7 MILLION JUDGMENT

IN LITIGATION WITH MARINE POLYMER TECHNOLOGIES

MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) announced that the First Circuit of the U.S. Court of Appeals has affirmed the judgment in its favor in its product disparagement litigation with Marine Polymer Technologies.

The First Circuit affirmed the jury’s verdict following a two week trial in April 2008 that five statements made by Marine Polymer Technologies representatives regarding Vascular Solutions’ D-Stat® hemostat products were false. The Court independently found that the evidence “provides ample proof of malice” and added that “[t]he most inflammatory of the five statements, and the most glaringly unsupported, are the two that associated D-Stat Dry with specific and serious outcomes in percentages that would be remarkable for a relatively straightforward medical task—to stop bleeding at a modest-size doctor-created incision.” The Court added that the scientific article that Marine Polymer Technologies claimed supported its statements, if anything, “disclaims proof of such an association.”

As a result, the permanent injunction issued at the conclusion of the trial will remain in effect, thereby prohibiting Marine Polymer Technologies and its representatives from making, publishing or disseminating the disparaging statements concerning the safety of Vascular Solutions’ D-Stat products.

Addressing the jury’s award of $4.5 million in damages to Vascular Solutions, the Court determined that, due to differences in opinion among the judges, Vascular Solutions may either accept a $2.7 million award of damages (plus interest) or insist upon a new trial limited to the issue of determining the reasonable amount of damages. Adding interest at the statutory rate, Vascular Solutions calculates the $2.7 million award to currently total approximately $3.2 million. Today’s appellate decision is subject to Marine Polymer Technologies’ ability to petition for rehearing by the First Circuit and appeal to the U.S. Supreme Court.

Howard Root, CEO of Vascular Solutions, commented: “We are pleased that the First Circuit has affirmed the jury’s verdict on the falsity and malice of Marine Polymer’s disparaging statements concerning D-Stat Dry, as well as the continuation of the permanent injunction. In order to conclude this litigation, we intend to accept the $2.7 million award of damages, plus interest, and to forgo the cost and distraction of an additional trial on damages. We expect the final steps in this litigation to be concluded during the first half of 2010, and the approximately $3.2 million in damages and interest to be collected by Vascular Solutions without substantial additional expense.”

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing customized clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of catheter (diagnostic and therapeutic) products, hemostat (blood clotting) products, and vein (varicose vein treatment) products, all used in catheterization procedures. Vascular Solutions delivers its proprietary and distributed products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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